Exhibit 10.3

RETENTION AGREEMENT
This Retention Agreement (this “Agreement”) is dated as of March 8, 2012, by and between Green Dot Corporation, a Delaware corporation (“Acquiror”), and Samuel Altman (the “Employee”).

RECITALS
WHEREAS, pursuant to that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) by and among Acquiror, Circle Acquisition Corporation, a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Acquiror, Loopt, Inc., a Delaware corporation (“Target”), and, solely with respect to Sections 2.12 and 9 thereof, Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Target stockholders (“Stockholders' Agent”), Target and Merger Sub will combine into a single company through the statutory merger of Merger Sub with and into Target (the “Merger”) and Target will thereafter be a wholly owned subsidiary of Acquiror. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.
WHEREAS, it is a condition to entering into the Merger Agreement that the Employee continues employment with Target or Acquiror through and following the Closing and enters into an offer letter for employment with Acquiror or the Surviving Corporation and Acquiror's standard form of proprietary rights and inventions assignment agreement (collectively, the “Employment Agreement”).
WHEREAS, the Employee hereby acknowledges that Acquiror and Merger Sub would not enter into the Merger Agreement with Target and consummate the Merger but for the Employee entering into this Agreement, including but not limited to granting the release of Claims (as defined below) pursuant to Section 6 and the Amendment (as defined below), and becoming subject to the covenants and agreements set forth in that certain Non-Competition and Non-Solicitation Agreement, dated as of the date hereof, by and between Acquiror and the Employee (as amended from time to time, the “Non-Competition Agreement”).
WHEREAS, in consideration. for the Employee entering into this Agreement and the Non-Competition Agreement, including but not limited to granting the release of Claims set forth in Section 6 and the Amendment, accepting employment with Acquiror or the Surviving Corporation effective as of the Closing, and the retention and milestone conditions set forth below, the Employee shall be entitled to the Retention Bonus and the Performance Bonus (each as defined below) pursuant to the terms and conditions set forth herein.
WHEREAS, the purpose of this Agreement is to provide a means by which the Employee may be given additional monetary incentives to remain with, and to exert best efforts for the success of, Acquiror following the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth and set forth in the Merger Agreement, Acquiror and the Employee agree as follows:

1.	DEFINITIONS
1.1    “Cause” means termination of the Employee's employment because of (i) the Employee's act of dishonesty or fraud in connection with the performance of his or her responsibilities to Acquiror and the Surviving Corporation with the intention, result and/or potential that such act result in the substantial personal enrichment of the Employee, a member of the Employee's family and/or any person or entity with whom the Employee is related, affiliated, associated or of which the Employee or a member of the Employee's family owns more than a 10% ownership interest; (ii) the Employee's conviction of, or plea of nolo contendere to, a felony other than one involving a traffic violation; (iii) the Employee's refusal or willful failure to perform his or her job duties or responsibilities, which Acquiror or the Surviving Corporation has communicated to the Employee via email or otherwise in writing, for any reason other than the Employee's Disability (as defined below); (iv) the Employee's violation or breach of any fiduciary or contractual duty to Acquiror or the Surviving Corporation, as applicable, that results in material damage to Acquiror, the Surviving Corporation or their respective businesses; or (v) any material breach by the Employee of the Employment Agreement, the Non-Competition Agreement or this Agreement. Notwithstanding the foregoing, in each case of the event in clause (iii) above, and if any of the foregoing events in clauses (i), (ii), (iv) or (v) is capable of being cured, Cause shall not exist unless and until (A) Acquiror provides written notice to the Employee describing in reasonable detail the nature of such event and the grounds for Acquiror's belief that it falls within the relevant clause, and (B) the Employee fails to cure such event within thirty (30) days after receiving such notice.
1.2    “Disability” means the Employee's failure, even after being provided with reasonable accommodation, to perform the essential functions of the Employee's position for a period of six (6) months due to a physical or mental condition which, in the opinion of a qualified physician mutually selected by Acquiror and the Employee, is reasonably likely to be continuous, recurrent, or permanent.
1.3    “Good Reason” means resignation of the Employee's employment because of the occurrence of any of the following without the Employee's express prior written consent: (i) a material reduction in the Employee's base salary or benefits by Acquiror or the Surviving Corporation, in each case other than a reduction that also is applied to substantially all of Acquiror's or the Surviving Corporation's similarly situated employees in the same business group; (ii) relocation of the Employee's primary place of business for the performance of his or her duties to Acquiror or the Surviving Corporation to a location that is more than fifty (50) miles from Mountain View, California; or (iii) a material diminution in the Employee's authority or job duties. Notwithstanding the foregoing, the Employee shall give Acquiror written notice of the Employee's intent to terminate his or her employment for Good Reason under this Section 1.3 and the nature of the condition giving rise to Good Reason within ninety (90) days of the initial existence of such Good Reason condition. Such notice shall state an effective date of termination no earlier than thirty (30) days after the date it is given and no later than one hundred thirty (130) days from the initial existence of the Good Reason condition. Acquiror shall be permitted thirty (30) days from receipt of such written notice to promptly cure any such condition giving rise to Good Reason. If (A) the Good Reason condition is not timely cured, (B) the requirements for a good reason termination under Treas. Reg. §1.409A-l(n)(2)(i) are satisfied, and (C) the Employee has not otherwise materially breached this Agreement, the Non-Competition Agreement or the Employment Agreement, then the Employee's termination shall be treated as termination by the Employee of his or her employment for Good Reason. For clarification, except as provided above, the Employee's resignation of employment with Target in connection with the Employee becoming employed (without a break in service other than any waiting period that is not a separation from service) by Acquiror or the Surviving Corporation shall not be treated as a resignation by the Employee of his or her employment for Good Reason.

2.	RETENTION BONUS
2.1    In consideration for the Employee accepting employment with Acquiror or the Surviving Corporation and remaining employed for a period from the Closing Date through September 30, 2013 (such period, the “Retention Period”), Acquiror agrees to provide the Employee with a retention bonus in an amount equal to $3,233,333.33 (such amount, as adjusted in accordance with Section 3.5, the “Retention Bonus”). The Retention Bonus is an advance of wages that the Employee has not yet earned in consideration of the Employee's continuous service to Acquiror or the Surviving Corporation as a full-time employee from the Closing Date through the applicable dates set forth in Section 2.3.
2.2    The Retention Bonus shall be paid, net of applicable taxes and withholding and in accordance with Acquiror's standard payroll practices, in a lump sum within three (3) business days following the Closing Date as consideration for the Employee's continuous service as a full-time employee for the Retention Period.
2.3    Because Acquiror is advancing the unearned Retention Bonus to the Employee in anticipation of retaining the Employee's services for at least the duration of the Retention Period, in the event of the termination with Cause or resignation without Good Reason of the Employee's employment with Acquiror or the Surviving Corporation (a “Qualifying Termination”), the Employee shall repay to Acquiror a prorated amount of the advanced Retention Bonus not yet earned within thirty (30) days of such termination based on the following schedule:
2.3.1    In the event of a Qualifying Termination during the period from the Closing Date through December 31, 2012, an amount equal to 100% of the gross amount of the Retention Bonus actually paid to the Employee (including the amount of any applicable taxes and withholding paid) shall be repaid;
2.3.2    In the event of a Qualifying Termination during the period from January 1,2013 through March 31, 2013, “an amount equal to 50% of the gross amount of the Retention Bonus actually paid to the Employee (including the amount of any applicable taxes and withholding paid) shall be repaid;
2.3.3    In the event of a Qualifying Termination during the period from April 1, 2013 through June 30, 2013, an amount equal to 33 1/3% of the gross amount of the

Retention Bonus paid to the Employee (including the amount of any applicable taxes and withholding paid) shall be repaid; and
2.3.4    In the event of a Qualifying Termination during the period from July 1, 2013 through September 30, 2013, an amount equal to 16 2/3% of the gross amount of the Retention Bonus paid to the Employee (including the amount of any applicable taxes and withholding paid) shall be repaid.
Subject to the Employee's continuous service as a full-time employee with Acquiror or the Surviving Corporation through September 30, 2013, the Retention Bonus shall be considered fully earned as of October 1,2013, and no portion shall be subject to repayment by the Employee pursuant to this Section 2 thereafter.
For clarification purposes, and without limiting Section 8.3, the Employee acknowledges and agrees that any repayment required under this Section 2.3 shall be made at the applicable percentage of the full gross amount of the Retention Bonus paid (including the amount of any applicable taxes and withholding), notwithstanding that the Employee will have received the Retention Bonus net of applicable taxes and withholding.
2.4    In the event of termination of the Employee's employment without Cause or for Disability, or in the event of resignation for Good Reason, at any time prior to the Employee completing the Retention Period, 100% of the Retention Bonus shall be considered earned on the date of such termination; provided, that the Employee executes a general .release in the form attached hereto as Exhibit A and such release shall have become effective in accordance with its terms and applicable law (including the expiration of any revocation period) no later than sixty (60) days following such termination (the “Release Deadline”).

3.	PERFORMANCE BONUS
3.1    In addition to the Retention Bonus, the Employee shall be eligible to receive an additional bonus in an amount equal to $1,616,666.67 (such amount, as adjusted in accordance with Section 3.5, the “Performance Bonus”) upon the terms and conditions set forth in this Section 3. The Performance Bonus shall be paid, net of applicable taxes and withholding and in accordance with Acquiror's standard payroll practices, in a lump sum within three (3) business days following the Closing Date, as an advance of wages that the Employee has not yet earned. The Performance Bonus shall be considered earned in full upon the earlier of (a) the date of the Public Launch by Acquiror (or its affiliates) of the product currently titled “Bank of Dog” or “Bamboo”, or any successor; derivative or substantially similar product, as determined in reasonable good faith by the person then holding the position of Chief Executive Officer of Acquiror or such person's authorized designee (the “Product Launch”) or (b) December 31, 2012 (the date on which the Performance Bonus is so fully earned, the “Performance Date”). Notwithstanding the foregoing, in the event of a Qualifying Termination prior to the Performance Date, the Employee shall repay to Acquiror any unearned portion of the advanced Performance Bonus within thirty (30) days of such termination. As used herein, “Public Launch” means a physical, digital or interactive product made generally available in the United States to any qualifying customer at retail or with a supported mobile device or internet access (whichever occurs first), but not including any beta or pilot release of limited availability.

3.2    Notwithstanding Section 3.1, if the Product Launch has not occurred prior to December 31, 2012, a substantial cause of which is the failure of the Employee's team to perform the reasonable assigned' tasks required to complete the Product Launch and the Product Launch could reasonably have been completed by December 31,2012 if the Employee's team had performed such reasonable assigned tasks, as determined in reasonable good faith by the person then holding the position of Chief Executive Officer of Acquiror or such person's authorized designee, then the Employee shall repay to Acquiror 100% of the advanced Performance Bonus within thirty (30) days of December 31, 2012. Notwithstanding anything contained in this Agreement to the contrary, any and all disputes relating solely to this Section 3.2 (“Arbitrable Disputes”) may be submitted by a single representative on behalf of all Retention Employees (the “Employee Representative”), in lieu of and not in addition to any other legal actions by the Employee with respect thereto, to binding arbitration pursuant to the terms of this Section 3.2.
3.2.1    Any Arbitrable Dispute shall be resolved by arbitration in San Francisco, California in accordance with JAMS' Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) then in effect. However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the JAMS Rules. Any judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable Dispute. The final decision of the arbitrator, as entered by a court of competent jurisdiction, will be furnished by the arbitrator to the parties hereto in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon Acquiror, the Surviving Corporation and the Employee, as the case may be, and an order with respect thereto may be entered in any court of competent jurisdiction.
3.2.2    Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by Acquiror and the Employee Representative, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the patties are not able to agree upon his or her rate of compensation. Acquiror and the Employee Representative will each pay an equal portion of the initial compensation to be paid to the arbitrator in any such arbitration and the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, that: (a) the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs; and (b) all costs of arbitration, other than those provided for above, will be paid by the losing party, and the arbitrator will be authorized to determine the identity of the prevailing party and the losing party.
3.2.3    The arbitrator shall be mutually agreed upon by Acquiror and the Employee Representative. No arbitrator shall have any past or present family, business or other relationship with the Acquiror, the Surviving Corporation, Target, the Employee, or any affiliate, director or officer thereof, unless following full disclosure of all such relationships, the parties agree in writing to waive such requirement with respect to an individual in connection with any Arbitrable Dispute. In the event the parties are unable. to agree within twenty (20) days following submission of the Arbitrable Dispute to JAMS by one of the parties, JAMS will have the authority to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in this Section 3.2.
3.2.4    Sam Altman is hereby constituted the Employee Representative and appointed as agent and attorney-in-fact for and on behalf of the Retention Employees for purposes of any Arbitrable Disputes submitted to binding arbitration pursuant to this Section 3.2. The Employee Representative shall have full power and authority to represent and act on behalf of the Retention Employees with respect to the matters set forth in this Section 3.2, in accordance with the terms and provisions hereof, and to take all actions necessary or appropriate in the judgment of the Employee Representative for the accomplishment of the foregoing. In connection with any Arbitrable Disputes submitted to binding arbitration, (a) the Employee Representative shall receive no compensation for his services; (b) notices or communications to or from the Employee Representative shall constitute notice to or from each of the Retention Employees; and (c) a decision, act, consent or instruction (or failure or omission to do so) of the Employee Representative shall constitute a decision, act, consent or instruction (or failure or omission to do so) of all Retention Employees, and shall be final, binding and conclusive upon each Retention Employee, and Acquiror may rely upon any decision, act, consent or instruction (or failure or omission to do so) of the Employee Representative as being the decision, act, consent or instruction (or failure or omission to do so) of each and every Retention Employee. Acquiror is hereby relieved from any liability to the Employee for any acts done by Acquiror in accordance with any decision, act, consent or instruction (or failure or omission to do so) of the Employee Representative. Mr. Altman may resign as the Employee Representative at any time upon thirty (30) days prior written notice delivered to Acquiror and the Employee. If Mr. Altman resigns or ceases to be a service provider of Acquiror prior to the Performance Date, the Employee agrees that the Employee Representative shall be the person appointed by Retention Employees then providing services to Acquiror and holding a majority in interest of the aggregate Retention Bonus under all Retention Agreements.
3.3    In the event of termination of the Employee's employment without Cause or for Disability, or in the event of resignation for Good Reason, at any time prior to the Performance Date, 100% of the Performance Bonus shall be considered earned on the date of such termination; provided, that the Employee executes a general release in the form attached hereto as Exhibit A and such release shall have become effective in accordance with its terms and applicable law (including the expiration of any revocation period) no later than the Release Deadline.
3.4    For clarification purposes, and without limiting Section 8.3, the Employee acknowledges and agrees that if the Performance Bonus is required to be repaid to Acquiror pursuant to this Section 3, the Employee shall repay the full gross amount of the Performance Bonus (including the amount of any applicable taxes and withholding), notwithstanding that the Employee will have received the Performance Bonus net of applicable taxes and withholding.
3.5    In the event that the Retention Bonus Pool Amount pursuant to the Merger Agreement is less than $9,759,000, then the Retention Bonus and the Performance Bonus payable hereunder shall be reduced by the amount of such shortfall, with the Retention Bonus reduced by two-thirds of such shortfall, and the Performance Bonus reduced by one-third of such shortfall.

4.	TERM OF THIS AGREEMENT
4.1    This Agreement shall be effective on the Closing Date. If the Closing does riot occur as described in the Merger Agreement, then this Agreement shall be null and void and of no further effect. If the Closing does occur, the provisions hereof shall survive the Closing unless terminated by a writing signed by all of the parties hereto.

5.	TARGET COMMON STOCK AND TARGET OPTIONS
5.1    The Employee agrees and acknowledges that to the extent that the Employee holds any shares of Target Common Stock or any Target Options, the Employee shall be entitled to receive the same consideration, if any, that is payable to the holders of Target Common Stock as a result of the transactions contemplated in the Merger Agreement. The Employee also agrees and acknowledges that (i) as a result of the transactions contemplated in the Merger Agreement, the holders of Target Common Stock (including any shares of Target Common Stock issued or issuable upon the exercise of Target Options) shall receive no consideration with respect to their shares of Target Common Stock, and (ii) all then-outstanding Target Options held by the Employee will be cancelled and will no longer be exercisable as of the Closing pursuant to the terms and conditions of the Target Incentive Plan and the Merger Agreement, and in accordance with the Target Incentive Plan, since the fair market value of each share of Target Common Stock subject to the Target Options is less the exercise price of such Target Options, no payment will be made with respect to the Target Options (or the underlying shares of Target Common Stock), whether now or in the future, in connection with the cancellation and termination thereof at the Closing.

6.	RELEASE OF CLAIMS
6.1    The Employee agrees that by signing this Agreement and accepting the Retention Bonus and the right to retain the Retention Bonus and receive the Performance Bonus, in each case subject to the terms and conditions set forth herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, including but not limited to the entry by Acquiror and Merger Sub into the Merger Agreement, which the Employee hereby acknowledges would not otherwise occur but for the Employee entering into this Agreement and providing the release of Claims pursuant to this Section 6, the Employee hereby waives his or her right to assert any and all forms of legal claims against Acquiror, Target and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Acquiror, past and present, as well as Acquiror's and Target's current and former employees, officers, directors, agents, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with Acquiror), successors and assigns (collectively, the “Released Parties”) of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date on which the Employee executed this Agreement, but expressly excluding (a) any and all rights Employee has or may have under the Merger Agreement, the Escrow Agreement, this Agreement, the Employment Agreement and any other documents executed in connection therewith, (b) any amounts for salary and wages, expense reimbursement or accrued bonuses which have not been paid as of the Closing Date, and (c) rights to indemnification and/or exculpation under Target's certificate of incorporation, bylaws and indemnity agreements with directors and officers of the Target. Except as set forth below, the Employee's waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action jointly referred to herein as “Claims”) against the Released Parties seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, claims related to back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Released Parties, for any alleged action, inaction or circumstance existing or arising through the date on which the Employee executes this Agreement. Furthermore, with respect to any shares of Target Common Stock or Target Options held by the Employee, by signing this Agreement and the Amendment and accepting the Retention Bonus and the right to retain the Retention Bonus and receive the Performance Bonus, in each case subject to the terms and conditions set forth herein, and for other good and valuable consideration, the Employee is waiving his or her right to raise any objection to or exercise any dissenters 1 rights or rights of appraisal under applicable law at any time with respect to the transactions contemplated in the Merger Agreement.
6.2    Without limiting the foregoing general waiver and release, the Employee specifically waives and releases the Released Parties from any Claim arising from or related to the Employee's prior employment relationship with the Released Parties, including, without limitation:
6.2.1    Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the date on which the Employee executes this Agreement) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act and any similar state or local statute.
6.2.2    Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended) relating to any other terms and conditions of employment.
6.2.3    Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.
6.2.4    Any other Claim arising under state or federal law.

6.3    The release provided in this Section 6 is intended to be complete, global and all encompassing and specifically includes claims that are known, unknown, fixed, contingent or conditional. The undersigned acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
6.4    The Employee acknowledges and agrees to sign the Amendment attached hereto as Exhibit B, extending and reaffirming the Employee's release obligations, covenants and promises set forth in this Section 6 through the Closing such that Employee's release of Claims pursuant to the Amendment shall be effective with respect to all times up to, through and including the Closing. The Employee further acknowledges and agrees that he or she shall not be entitled to receive the Retention Bonus or the Performance Bonus until he or she has executed the Amendment and it has become effective by its own terms and in accordance with applicable laws.
6.5    Notwithstanding the foregoing, the Employee is not releasing by this Section 6 any obligation of Acquiror expressly set forth in this Agreement or the right to receive benefits in accordance with the terms of any “employee benefit plan” (within the meaning of Section 3(3) of the Retirement Income Security Act of 1974, as amended). The Employee acknowledges and agrees that, but for providing this waiver and release and agreeing to the terms and conditions of this Agreement, the Non-Competition Agreement and the Employment Agreement, the Employee would not be receiving or otherwise eligible to retain the economic benefits being provided and/or made available to the Employee under the terms of this Agreement.
6.6    It is the Released Parties' desire and intent to make certain that the Employee fully understands the provisions and effects of this Agreement. To that end, the Employee has been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement.
Also, to the extent the Employee is over the age of 40, and consistent with the provisions of the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, the Released Parties are providing the Employee with twenty one (21) days to consider and accept the terms of this Agreement by signing below and returning as provided below. Employee further acknowledges that Employee has consulted with counsel of Employee's choice and has knowingly and voluntarily and on the advice of such counsel, agreed to waive the twenty-one (21) day period to consider this Agreement. To the extent the Employee is over the age of 40: (a) the Employee may revoke this Agreement if, within seven (7) days after the Employee signs this Agreement, the Employee delivers by hand or sends by mail (certified, return receipt and postmarked within such seven (7) day period) a notice of revocation to Acquiror; and (b) this Section 6 shall not be effective unless and until that seven-day period expires without the Employee having revoked this Agreement.

6.7    Consistent with the provisions of federal and state discrimination laws, nothing in this release shall be deemed to prohibit the Employee from challenging the validity of this release under such discrimination laws (the “Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission ('EEOC”) or state equivalent, or from participating in any investigation or proceeding conducted by the EEOC or state equivalent. Further, nothing in this release or Agreement shall be deemed to limit the Released Parties' rights to seek immediate dismissal of such charge or complaint on the basis that the Employee's signing of this Agreement constitutes a full release of any individual rights under the Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to the Employee under this Agreement in the event that the Employee successfully challenges the validity of this release and prevails in any claim under the Discrimination Laws.

7.	NO GUARANTEE OF FUTURE SERVICE
7.1    Nothing in this Agreement shall provide any guarantee or promise of continued service of the Employee with Acquiror, the Surviving Corporation or any other party. Acquiror and the Surviving Corporation retain the right to terminate the employment of the Employee at any time, with or without Cause, for any reason or no reason, except as may be restricted by law or contract, and subject to the other sections of this Agreement.

8.	TAX CONSEQUENCES AND WITHHOLDING
8.1    Acquiror or the Surviving Corporation shall withhold from any payments under this Agreement any amount required to satisfy the income and employment tax withholding obligations of Acquiror or the Surviving Corporation, as applicable, under federal and state law. Any payments received under this Agreement shall be treated by Acquiror or the Surviving Corporation, as applicable, as compensation paid to the Employee. The Employee shall be responsible for personal tax obligations related to any payments under this Agreement.
8.2    To the extent that any payment under this Agreement (whether alone or taken together with any other payments) would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Employee shall have signed and delivered to Target, and not revoked, a written waiver of such excess amount, which waiver shall apply unless the payment has been approved by the stockholders of Target in a manner that complies with section 280G(b)(5)(B) of the Code.
8.3    To the extent that any amount of the Retention Bonus or the Performance Bonus is required to be repaid to Acquiror pursuant to Section 2 or Section 3, such repayment shall be the gross amount of the applicable bonus (including the amount of any applicable taxes and withholding), notwithstanding that the Employee will have received the Retention Bonus and the Performance Bonus net of applicable taxes and withholding. It will be solely the Employee's responsibility to seek appropriate refunds, credits or other adjustments with respect to any such taxes and withholdings in accordance with applicable law; and Acquiror shall have no obligation with respect thereto to the Employee other than appropriately reporting amounts withheld in accordance with Acquiror's normal payroll reporting processes.

9.	APPLICATION OF SECTION 409A
9.1    It is intended that this Agreement provide for benefits under the “short-term deferral” rule under Section 409A of the Internal Revenue Code of 1986, as amended and all guidance issued thereunder (“Section 409A”) and therefore be exempt from Section 409A. If for any reason the “short-term deferral” rule is not applicable such that any benefit under this Agreement becomes subject to Section 409A, then this Agreement shall be interpreted such that it complies with the requirements of Section 409A of for all purposes including, without limitation, the separation from service rules and other applicable definitional requirements under Section 409A. Regardless of the foregoing or any other provision in this Agreement, Acquiror makes no guarantees as to the tax consequences related to any payments under this Agreement or otherwise, including, without limitation, under Section 409A and the Employee” shall be solely responsible for same.
9.2    Notwithstanding anything in this Agreement to the contrary, any payment to the Employee under this Agreement that constitutes nonqualified deferred compensation under Section 409A that is payable as a result of a termination of employment may only be paid upon a “separation from service” under Section 409A(a)(2)(A)(i) of the Code. For purposes of clarification, the foregoing sentence shall not cause any forfeiture of benefits on the part of the Employee, but shall only act as a delay until such time as the Employee's “separation from service” occurs. In addition, if any amount to be paid to the Employee pursuant to this Agreement as a result of his or her termination of employment is subject to Section 409A, and if the Employee is a “Specified Employee” under Section 409A as of the date of his or her termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid by Acquiror to the Employee hereunder during the first six (6) month period following the date of his or her separation from service hereunder shall be paid on the date which is the first business day following the six-month anniversary of the Employee's separation from service for any reason other than death, or sooner if and as permitted under Section 409A if the Employee dies before such six-month anniversary is reached. Any deferred compensation payments delayed in accordance with the terms of this paragraph shall be paid in a lump sum when paid.

10.	GENERAL
10.1    This Agreement and any dispute arising under or related to this Agreement or the transactions contemplated herein shall be governed by and construed in accordance with the internal laws of California applicable to parties residing in California, without regard to applicable principles of conflicts of law.
10.2    The headings in this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning hereof.
10.3    This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same instrument and shall become effective when one counterpart has been signed and delivered to the other party to this Agreement, it being understood that both parties need not sign the same counterpart. It is the express intent of the parties hereto to be bound by the exchange of signatures on this Agreement via facsimile or electronic mail via the portable document format (PDF).
10.4    Except as may be required by applicable law, the Employee agrees to keep the terms of this Agreement and the existence of the Retention Bonus and the Performance Bonus confidential. Notwithstanding the foregoing, the Employee may disclose its terms and existence to the Employee's attorney, the Employee's accountant, and members of the Employee's immediate family, in each case provided that such recipient is under a duty or obligation to maintain the confidentiality hereof or otherwise agrees to be bound by the first sentence of this Section 10.4. A breach of this section shall constitute a breach of this entire Agreement and shall be deemed not capable of cure.
10.5    This Agreement and all obligations hereunder may be assigned by Acquiror in its sale discretion, so long as such assignee immediately and fully assumes all of Acquiror's obligations hereunder, and has the financial ability to fulfill all such obligations. Following any such assignment by Acquiror, Acquiror shall promptly provide written notice thereof to the Employee. This Agreement may not be assigned by the Employee without Acquiror's written consent. Subject to the restrictions on assignment set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
10.6    This Agreement, together with the Amendment, contains the entire agreement between the parties with respect to the subject matter herein. This Agreement supersedes and replaces any existing agreement entered into by the parties relating generally to the same subject matter, and may be modified only in a writing signed by the parties.
10.7    Each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited by law or invalid then such provision or term will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.
10.8    The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
10.9    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt, if to the Employee, to the Employee's most recent address in Acquiror's employee records, and if to Acquiror, to the following address (or at such other address for a party as shall be specified upon like notice).

Green Dot Corporation
605 East Huntington Drive, Suite 205
Monrovia, California 91016
Attention: Steven Streit, Chairman and CEO
Fax: (626) 775-6895
with a copy to:
DLA Piper LLP (US)
2000 Avenue of the Stars, Suite 400 North Tower
Los Angeles, California 90067
Attention: David R Young
Fax: (310) 595-3443
Tel: (310) 595-3143
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF. the parties have duly executed this Retention Agreement as of the date first set forth above.

GREEN DOT CORPORATION
By:	/s/ Steven W. Streit
Name:	Steven W. Streit
Title:	CEO
Address:
Fax No.:

EMPLOYEE	/s/ Samuel Altman
Print Name:	Samuel Altman
Address:
Fax No.:

EXHIBIT A
FORM OF RELEASE
AGREEMENT AND GENERAL RELEASE
Green Dot Corporation, its parents, affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former stockholders, investors, employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Samuel Altman and his or her heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:
1.    Last Day of Employment. Employee's last day of employment with Employer is In addition, effective as of [DATE], Employee resigns from Employee's positions as of Employer and will not be eligible for any benefits or compensation after other than as specifically provided in the Retention Agreement between Employer and Employee dated March 8, 2012 (the “Retention Agreement”). Employee further acknowledges and agrees that, after [DATE], the Employee will not represent the Employee as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of [DATE], Employee resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer. These resignations will become irrevocable as set forth in Section 3 below.
2.    Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Sections 2 and 3 of the Retention Agreement.
3.    Revocation. Employee may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Employee executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Employer's board of directors, or mailed to Employer at its principal office, Attention Chief Financial Officer, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. The Employee understands that this Agreement and General Release may not be revoked after the seven (7) day revocation period has passed. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in California, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
4.    General Release of Claims. Subject to the full satisfaction by Employer of its obligations under the Retention Agreement, Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, that Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of , the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act of 1990;

•	The Worker Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993;

•	The California Fair Employment and Housing Act;

•	The California Family Rights Act;

•	The Equal Pay Act of 1963;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•
The provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination, or any other applicable law;

•	Any public policy, contract, tort, or common law; and

•	Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.
Employee acknowledges that he or she has read section 1542 of the Civil Code of the State of California, which states in full:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAWS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE 'MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Employee waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee's express rights under any employee benefit plan, policy or arrangement maintained by Employer or under COBRA and all other payments and benefits to which Employee may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant, including but not limited to any applicable insurance benefits; (ii) Employee's rights under the provisions of the Retention Agreement which are intended to survive termination of employment; (iii) Employee's rights as a stockholder of the Company, or (iv) any rights or claims that cannot be released by Employee due to compulsory regulations or laws.
5.    No Claims Permitted. Employee waives Employee's right to file any charge or complaint against Employer arising out of Employee's employment with or separation from Employer before any federal, 'state or local court or any state or local administrative agency, except where such waivers are prohibited by law.
6.    Affirmations. Employee mums Employee has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum. Employee further affirms that the Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and no other compensation, wages, bonuses, commissions and/or benefits accrued prior to the date hereof are due to Employee, except as provided in Sections 2 and 3 of the Retention Agreement. Employee also affirms Employee has no known workplace injuries.
7.    Cooperation. Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Employee's employment in which Employee was involved or of which Employee has knowledge and Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery OT similar expenses incurred and lost wages (or will provide reasonable compensation if Employee is not then employed) in providing such service to Employer.
8.    Confidentiality and Return of Property. Employee agrees not to use, remove from Employer premises, make unauthorized copies of or disclose any confidential or proprietary information of Employer, including but not limited to, their trade secrets, copyrighted information, customer lists, any information encompassed in any research and development, reports, work in progress, drawings, software, computer files or models, designs, plans, proposals, marketing and sales programs, financial projections, and all concepts or ideas, materials or information related to the business or sales of Employer that have not previously been released to the public by an authorized representative of Employer. Employee further agrees to comply with the continuing obligations set forth in the proprietary information and inventions assignment agreement signed by Employee (the “PIIA”). Employee represents and warrants that Employee has returned to Employer all property of Employer, including all confidential and proprietary information, as described herein and the PIIA, and all materials and documents containing trade secrets and copyrighted materials, including all copies and excerpts of the same.
9.    Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of California without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this

Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.
10.    No Admission of Wrongdoing. Employee agrees that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.
11.    Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.
12.    Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, that notwithstanding anything in this Agreement and General Release, the provisions in the Retention Agreement and the PIIA which are intended to survive termination of Employee's employment shall survive and continue in full force and effect. Employee acknowledges Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee's decision to accept this Agreement and General Release.
EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE. EMPLOYEE REPRESENTS THAT IF HE EXECUTES THIS RELEASE BEFORE 21 DAYS HAVE ELAPSED, HE DOES SO VOLUNTARILY AND THAT HE VOLUNTARILY WAIVES ANY REMAINING CONSIDERATION PERIOD.
EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

EMPLOYEE

Dated	Samuel Altman

GREEN DOT CORPORATION

By:
Dated	Name:
Title:

EXHIBIT B
AMENDMENT TO RETENTION AGREEMENT
This Amendment to the Retention Agreement (“Amendment”) is made by and between Green Dot Corporation (the “Acquiror”) and Samuel Altman (the “Employee”), and amends the Retention Agreement dated March 8, 2012 between those same parties (the “Retention Agreement”) by extending the promises and mutual agreements of each and every provision set forth in Section 6 of the Retention Agreement. This Amendment so extends the above referenced Section 6 of the Retention Agreement from the date on which the Retention Agreement was executed by the Employee through the Closing Date and the execution of this Amendment. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Retention Agreement.
This Amendment is intended to satisfy the Older Workers' Benefit Protection Act, 29 U.S.C. Section 626(f). Accordingly, by signing this Amendment where indicated below, the Employee acknowledges that (a) he has read and understands the terms of this Amendment, (b) he has been advised to consult an attorney at his own expense, if desired, and (c) he has considered such legal counsel as he deems necessary, such that he is signing this Amendment freely, knowingly and voluntarily. The Employee specifically acknowledges that consistent with the provisions of the Age Discrimination in Employment Act (“ADEA”) which prohibits discrimination on the basis of age, Acquiror is providing him with twenty-one (21) days in which to consider whether or not to sign this Amendment. The Employee further acknowledges that he has consulted with counsel of his choice and has knowingly and voluntarily and on the advice of counsel, agreed to waive the twenty-one (21) day period to consider this Amendment. The Employee understands and agrees that he will not sign this Amendment prior to the Closing Date and must deliver the signed Amendment to Acquiror on the Closing Date in order to be eligible for the Retention Bonus and the Performance Bonus as described and defined in the Retention Agreement. This Amendment shall not become effective or enforceable until the eighth day after the Amendment is signed. In other words, the Employee may revoke his acceptance of this Amendment within seven days after he signs it. The Employee's revocation must be in writing and received by Acquiror, on or before the seventh day after it is signed, to be effective. If the Employee does not revoke his acceptance on or before that date, this Amendment shall become binding and enforceable on the eighth day after it is signed (the “Amendment Effective Date”). If the Employee revokes his acceptance of this Amendment, he understands and agrees that he will not be entitled to the Retention Bonus or the Performance Bonus as described and defined in the Retention Agreement. In other words, Acquiror shall not be under an obligation to provide the Employee with the Retention Bonus or the Performance Bonus as described and defined in the Retention Agreement until the Amendment Effective Date.
Whether or not this Amendment is signed, all other provisions of the Retention Agreement that became effective on the effective date of the Retention Agreement shall remain in full force and effect.
[Signature Page Follows]

EMPLOYEE
/s/ Samuel Altman
Dated	Samuel Altman

GREEN DOT CORPORATION

	By:	/s/ Steven W. Streit
Dated	Name:	Steven W. Streit
	Title:	CEO